News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale,  CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	April 26, 2016
Contact:	Edward A. Stokx
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Reports Results for the Quarter Ended March 31, 2016

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) reported operating results for the quarter ended March 31, 2016.

Funds from operations (“FFO”) were $43.7 million, or $1.26 per share for the three months ended March 31, 2016, an increase of $4.7 million from the three months ended March 31, 2015 of $39.0 million, or $1.13 per share.   The increase in FFO was due to an increase in net operating income (“NOI”) and savings from preferred distributions relating to the redemption of preferred equity partially offset by the impact of assets sold.

Same Park NOI increased $3.7 million, or 6.2%, for the three months ended March 31, 2016 compared to the same period in 2015.  The increase in NOI was driven by improving occupancy and rental rates as rental income increased $4.3 million, or 4.8%, from $89.8 million for the three months ended March 31, 2015 to $94.1 million for the three months ended March 31, 2016.

Non-Same Park NOI increased $574,000, or 90.5%, for the three months ended March 31, 2016 compared to the same period in 2015 as a result of an increase in occupancy.

Net income allocable to common shareholders decreased $5.2 million, or 26.3%, from $19.8 million, or $0.73 per share, for the three months ended March 31, 2015 to $14.6 million, or $0.54 per share, for the three months ended March 31, 2016.   This decrease was primarily due to the gain on sale of real estate facilities of $12.5 million that was realized in the first quarter of 2015, partially offset by the increase in NOI and reduction in preferred distributions.

All per share amounts noted above are presented on a diluted basis.

Property Operations

To evaluate the performance of the Company’s portfolio over comparable periods, management analyzes the operating performance of properties owned and operated throughout both periods (herein referred to as “Same Park”).  The Same Park portfolio includes all operating properties acquired prior to January 1, 2014.   Operating properties acquired subsequently are referred to as “Non-Same Park.” For the three months ended March 31, 2016 and 2015, the Same Park facilities constitute 27.3 million rentable square feet, representing 97.5% of the 28.0 million square feet in the Company’s total portfolio as of March 31, 2016.

The following table presents the operating results of the Company’s properties for the three months ended March 31, 2016 and 2015 in addition to other income and expense items affecting net income (unaudited, in thousands, except per square foot amounts):

	For the Three Months
	Ended March 31,
	2016	2015	Change
Rental income:
Same Park (27.3 million rentable square feet)	$94,097	$89,766	4.8%
Non-Same Park (0.7 million rentable square feet)	1,748	1,161	50.6%
Total rental income	95,845	90,927	5.4%
Cost of operations:
Same Park	30,490	29,875	2.1%
Non-Same Park	540	527	2.5%
Total cost of operations	31,030	30,402	2.1%
Net operating income (1):
Same Park	63,607	59,891	6.2%
Non-Same Park	1,208	634	90.5%
Total net operating income	64,815	60,525	7.1%
Other:
Net operating income from sold assets (2)	—	776	(100.0%)
LTEIP amortization (3):
Cost of operations	(864)	(732)	18.0%
General and administrative	(1,604)	(1,358)	18.1%
Facility management fees	128	147	(12.9%)
Other income and expense	(2,923)	(3,216)	(9.1%)
Depreciation and amortization	(25,041)	(26,233)	(4.5%)
General and administrative	(2,031)	(2,041)	(0.5%)
Gain on sale of real estate facilities	—	12,487	(100.0%)
Net income	$32,480	$40,355	(19.5%)
Same Park gross margin (4)	67.6%	66.7%	1.3%
Same Park weighted average occupancy	94.1%	92.1%	2.2%
Non-Same Park weighted average occupancy	95.0%	69.2%	37.3%
Same Park annualized realized rent per square foot (5)	$14.66	$14.28	2.7%

(1)NOI is an important measurement in the commercial real estate industry for determining the value of the real estate generating the NOI. The Company’s calculation of NOI may not be comparable to those of other companies and should not be used as an alternative to measures of performance in accordance with generally accepted accounting principles (“GAAP”).

(2)Represents NOI from sold assets in 2015. These assets generated rental income of $1.4 million for the three months ended March 31, 2015 and cost of operations of $612,000 for the three months ended March 31, 2015.

(3)Senior Management Long-Term Equity Incentive Plan (“LTEIP”).

(4)Computed by dividing Same Park NOI by Same Park rental income.

(5)Represents the annualized Same Park rental income earned per occupied square foot.

Financial Condition

The following are key financial ratios with respect to the Company’s leverage as of and for the three months ended March 31, 2016:

Ratio of FFO to fixed charges (1)	17x

Ratio of FFO to fixed charges and preferred distributions (1)	3.5x

Debt and preferred equity to total market capitalization (based on
common stock price of $100.51 at March 31, 2016)	25.3%

Available balance under the $250.0 million unsecured credit facility at March 31, 2016	$250.0 million

(1)Fixed charges include interest expense and capitalized interest totaling  $3.6 million.

Distributions Declared

On April 26, 2016,  the Board of Directors declared a quarterly dividend of $0.75 per common share.  Distributions were also declared on the various series of depositary shares, each representing 1/1,000 of a share of preferred stock listed below. Distributions are payable on June 30, 2016 to shareholders of record on June 15, 2016.

Series	Dividend Rate	Dividend Declared

Series S	6.450%	$0.403125
Series T	6.000%	$0.375000
Series U	5.750%	$0.359375
Series V	5.700%	$0.356250

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of March 31, 2016,  the Company wholly owned 28.0 million rentable square feet with approximately 4,900 customers in six states.

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; the impact of general economic conditions upon rental rates and occupancy levels at the Company’s facilities; the availability of permanent capital at attractive rates, the outlook and actions of Rating Agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc., including more financial analysis of the first quarter operating results, is available on the Company’s website at psbusinessparks.com.

A conference call is scheduled for Wednesday,  April 27, 2016, at 10:00 a.m. (PDT) to discuss the first quarter results. The toll free number is (888) 299-3246; the conference ID is 61552103. The call will also be available via a live webcast on the Company’s website. A replay of the conference call will be available through May 4, 2016 at (855) 859-2056. A replay of the conference call will also be available on the Company’s website.

Additional financial data attached.

PS BUSINESS PARKS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS

Cash and cash equivalents	$195,254	$188,912

Real estate facilities, at cost:
Land	793,569	793,569
Buildings and improvements	2,220,404	2,215,515
	3,013,973	3,009,084
Accumulated depreciation	(1,104,710)	(1,082,603)
	1,909,263	1,926,481
Land and building held for development	6,081	6,081
	1,915,344	1,932,562
Investment in unconsolidated joint venture	30,676	26,736
Rent receivable, net	3,055	2,234
Deferred rent receivable, net	29,374	28,327
Other assets	5,784	7,887

Total assets	$2,179,487	$2,186,658

LIABILITIES AND EQUITY

Accrued and other liabilities	$74,194	$76,059
Mortgage note payable	250,000	250,000
Total liabilities	324,194	326,059

Commitments and contingencies

Equity:
PS Business Parks, Inc.’s shareholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized,
36,800 shares issued and outstanding at
March 31, 2016 and December 31, 2015	920,000	920,000
Common stock, $0.01 par value, 100,000,000 shares authorized,
27,076,500 and 27,034,073 shares issued and outstanding at
March 31, 2016 and December 31, 2015, respectively	270	269
Paid-in capital	723,646	722,009
Cumulative net income	1,403,965	1,375,421
Cumulative distributions	(1,391,316)	(1,357,203)
Total PS Business Parks, Inc.’s shareholders’ equity	1,656,565	1,660,496

Noncontrolling interests:
Common units	198,728	200,103
Total noncontrolling interests	198,728	200,103
Total equity	1,855,293	1,860,599

Total liabilities and equity	$2,179,487	$2,186,658

PS BUSINESS PARKS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2016	2015
Revenues:
Rental income	$95,845	$92,315
Facility management fees	128	147
Total operating revenues	95,973	92,462
Expenses:
Cost of operations	31,894	31,746
Depreciation and amortization	25,041	26,233
General and administrative	3,635	3,399
Total operating expenses	60,570	61,378
Other income and (expense):
Interest and other income	267	107
Interest and other expense	(3,190)	(3,323)
Total other income and (expense)	(2,923)	(3,216)

Gain on sale of real estate facilities	—	12,487

Net income	$32,480	$40,355

Net income allocation:
Net income allocable to noncontrolling interests:
Noncontrolling interests—common units	$3,936	$5,364
Total net income allocable to noncontrolling interests	3,936	5,364
Net income allocable to PS Business Parks, Inc.:
Preferred shareholders	13,833	15,122
Restricted stock unit holders	142	98
Common shareholders	14,569	19,771
Total net income allocable to PS Business Parks, Inc.	28,544	34,991
	$32,480	$40,355

Net income per common share:
Basic	$0.54	$0.73
Diluted	$0.54	$0.73

Weighted average common shares outstanding:
Basic	27,043	26,925
Diluted	27,122	27,024

PS BUSINESS PARKS, INC.

Computation of Diluted Funds from Operations and Funds Available for Distribution

(Unaudited, in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2016	2015
Computation of Diluted Funds From Operations (1):

Net income allocable to common shareholders	$14,569	$19,771
Adjustments:
Gain on sale of real estate facilities	—	(12,487)
Depreciation and amortization	25,041	26,233
Net income allocable to noncontrolling
interests—common units	3,936	5,364
Net income allocable to restricted stock unit holders	142	98
FFO allocable to common and dilutive shares	$43,688	$38,979

Weighted average common shares outstanding	27,043	26,925
Weighted average common OP units outstanding	7,305	7,305
Weighted average restricted stock units outstanding	223	89
Weighted average common share equivalents outstanding	79	99
Total common and dilutive shares	34,650	34,418

Net income per common share—diluted	$0.54	$0.73
Depreciation and amortization (2)	0.72	0.76
Gain on sale of real estate facilities (2)	—	(0.36)
FFO per common and dilutive share, as reported (2)	$1.26	$1.13

Computation of Funds Available for Distribution ("FAD") (3):

FFO allocable to common and dilutive shares	$43,688	$38,979

Adjustments:
Recurring capital improvements	(1,154)	(1,117)
Tenant improvements	(3,319)	(6,800)
Lease commissions	(1,821)	(1,568)
Straight-line rent	(1,047)	(1,034)
Non-cash stock compensation expense	337	314
Long-term equity incentive amortization	2,468	2,090
In-place lease adjustment	(193)	(311)
Tenant improvement reimbursements, net of lease incentives	(423)	(397)
Capitalized interest	(394)	(260)
FAD	$38,142	$29,896

Distributions to common and dilutive shares	$25,901	$17,179

Distribution payout ratio	67.9%	57.5%

(1)FFO is computed in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). The White Paper defines FFO as net income, computed in accordance with GAAP, before depreciation, amortization,  gains or losses on asset dispositions, net income allocable to noncontrolling interests—common units, net income allocable to restricted stock unit holders, impairment charges and nonrecurring items. FFO is a non-GAAP financial measure and should be analyzed in conjunction with net income. However, FFO should not be viewed as a substitute for net income as a measure of operating performance or liquidity as it does not reflect depreciation and amortization costs or the level of capital expenditure and leasing costs necessary to maintain the operating performance of the Company’s properties, which are significant economic costs and could materially impact the Company’s results from operations. Other REITs may use different methods for calculating FFO and, accordingly, the Company’s FFO may not be comparable to other real estate companies’ FFO.

(2)Per share amounts are computed using additional dilutive shares related to noncontrolling interests and restricted stock units.

(3)FAD is computed by adjusting consolidated FFO for recurring capital improvements, which the Company defines as those costs incurred to maintain the assets’ value, tenant improvements, lease commissions, straight-line rent, stock compensation expense, in-place lease adjustment, amortization of lease incentives and tenant improvement reimbursements, capitalized interest and the effect of redemption/repurchase of preferred equity.  Like FFO, the Company considers FAD to be a useful measure for investors to evaluate the operations and cash flows of a REIT.  FAD does not represent net income or cash flow from operations as defined by GAAP.